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                                                                       EXHIBIT 5





                                August 25, 2000



Texas Instruments Incorporated
Texas Instruments Tucson Corporation
12500 TI Boulevard
P.O. Box 660199
Dallas, Texas 75266-0199

Ladies and Gentlemen:

                  We have acted as counsel to Texas Instruments Incorporated, a Delaware corporation (the "Company"), and Texas Instruments Tucson Corporation, a Delaware corporation formerly known as Burr-Brown Corporation (the "Subsidiary"), in connection with the preparation and filing by the Company and the Subsidiary with the Securities and Exchange Commission of a Registration Statement on Form S-3 (as amended, the "Registration Statement") under the Securities Act of 1933, as amended, relating to the registration of the Subsidiary's 4 1/4% Convertible Subordinated Notes due 2007 (the "Notes"), the Company's full and unconditional guarantee of the Notes (the "Guarantee") and the proposed offering of up to 5,624,784 shares of the common stock, $1.00 par value, of the Company (the "Shares"), upon conversion of the Notes in accordance with the terms of that certain Indenture (the "Original Indenture"), dated as of February 24, 2000, between Subsidiary and United States Trust Company of New York, a New York corporation, as trustee (the "Trustee"), as amended by that certain First Supplemental Indenture, dated August 24, 2000, among the Company, Subsidiary and the Trustee (the "First Supplemental Indenture", together with the Original Indenture, the "Indenture").

                  In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Certificates of Incorporation of the Company and the Subsidiary and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company and the Subsidiary, and have made such inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.


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Texas Instruments Incorporated
Texas Instruments Tucson Corporation
August 25, 2000
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                  In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and the Subsidiary.

                  Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

                  1. The Notes have been duly and validly authorized, executed and delivered by the Subsidiary and constitute legal, valid and binding obligations of the Subsidiary, enforceable against the Subsidiary in accordance with their terms and the terms of the Indenture, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

                  2. The Guarantee has been duly and validly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms and the terms of the Indenture, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

                  3. The Shares are duly authorized and, when issued and delivered to the holders of the Notes in exchange for their Notes in accordance with the terms of the Indenture, will be validly issued, fully paid and nonassessable.

                  We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.

                                       Very truly yours,

                                       /s/ WEIL, GOTSHAL & MANGES LLP